Exhibit 99.01

FOR IMMEDIATE RELEASE
Truleum, Inc. Announces the Passing of Chairman Robert Flynn and Appointment of Interim Chairman Harry McMillan

Golden, CO – May 14, 2025 – Truleum, Inc. (the “Company”) announces with deep sadness the passing of its Chairman of the Board, Robert Flynn. Mr. Flynn passed away unexpectedly.

Robert Flynn served as Chairman of Truleum with dedication, vision, and integrity. His leadership was instrumental in guiding the Company through its early development and strategic positioning in the oil and gas industry. The Board of Directors and the entire Truleum team are grateful for his service and extend their heartfelt condolences to his family and loved ones.

In light of this unexpected loss, the Board of Directors has appointed Harry McMillan as an interim member of the Board and Interim Chairman, effective immediately. Mr. McMillan will serve in this capacity until the next annual meeting of shareholders. A seasoned executive with decades of leadership experience, Mr. McMillan has been actively involved with the Company as a senior advisor and brings a deep understanding of Truleum’s operations and strategic priorities.

"Robert’s contributions to Truleum were significant, and his loss is deeply felt throughout the organization," said Harry McMillan. "I am honored to serve in this interim capacity and will work closely with the Board and management to ensure continuity and advance the Company’s mission."

The Company will provide further updates regarding permanent Board leadership following the annual meeting.

About Truleum, Inc.
Truleum, Inc. is an independent energy company focused on the responsible development of domestic oil and gas resources. The Company is committed to operational excellence, environmental stewardship, and long-term value creation for its shareholders.

Contact:
Truleum, Inc.
Jay Leaver, President
info@truleum.com